SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ALLIANCE BANKSHARES CORPORATION

(Name of Registrant as Specified in Its Charter)

Not Applicable

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14280 Park Meadow Drive
Chantilly, Virginia 20151

Dear Fellow Shareholders:

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Alliance Bankshares Corporation. The meeting will be held on Thursday, June 22, 2005, at 2:00 p.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The accompanying notice and proxy statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

     At the Annual Meeting, you will vote on the election of three Class C directors of Bankshares to serve for the next three years. Your Board of Directors supports these individuals and recommends that you VOTE FOR them as directors. You will also vote on the appointment of Yount, Hyde & Barbour, P.C. as independent public accountants for Bankshares for 2005 and on an amendment to the Alliance Bankshares Corporation Stock Option Plan to authorize an additional 150,000 shares for issuance under the Plan. The Board of Directors recommends that you VOTE FOR ratification of the appointment of Yount, Hyde & Barbour, P.C. and FOR the amendment of the Alliance Bankshares Corporation Stock Option Plan.

     We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you choose to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted. Your vote is important regardless of the number of shares you own!

     We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.

Very truly yours, Thomas A. Young, Jr. President and Chief Executive Officer

April 30, 2005

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ALLIANCE BANKSHARES CORPORATION

14280 Park Meadow Drive, Suite 350
Chantilly, Virginia 20151

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, JUNE 22, 2005

     The 2005 Annual Meeting of Shareholders of Alliance Bankshares Corporation (“Bankshares”) will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia on Thursday, June 22, 2005 at 2:00 p.m., for the following purposes:

1.	To elect three Class C directors to the Board of Directors of Bankshares to serve until the 2008 Annual Meeting of Shareholders, as described in the proxy statement accompanying this notice;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as Bankshares’ independent public accountants for the fiscal year ending December 31, 2005;

3.	To approve an amendment to the Alliance Bankshares Corporation Stock Option Plan to authorize an additional 150,000 shares for issuance under the Plan; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on May 16, 2005, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors, Paul M. Harbolick, Jr. Executive Vice President, CFO & Secretary

April 30, 2005

IMPORTANT NOTICE

     Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked.

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ALLIANCE BANKSHARES CORPORATION

14280 Park Meadow Drive, Suite 350
Chantilly, Virginia 20151

PROXY STATEMENT
2005 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2005 Annual Meeting of the Shareholders (the “Annual Meeting”) of Alliance Bankshares Corporation (“Bankshares”) to be held Thursday, June 22, 2005, at 2:30 p.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The approximate mailing date of this proxy statement, accompanying notice, proxy card and annual report is May 19, 2005.

Revocation and Voting of Proxies

     Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with Bankshares or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in Proposal One, FOR Proposal Two and FOR Proposal Three, as set forth in the accompanying notice and further described herein.

Voting Rights of Shareholders

     Only those shareholders of record at the close of business on May 16, 2005, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of Bankshares outstanding and entitled to vote at the Annual Meeting is 4,796,050. Bankshares has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Bankshares common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving the most votes at the Annual Meeting (even though less than a majority), will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter, such as ratification of the selection of independent accountants and approval of the amendment to Bankshares’ Stock Option Plan, requires more votes cast in favor of the matter than cast against the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a matter has been approved, and therefore have no effect.

Solicitation of Proxies

     The cost of solicitation of proxies will be borne by Bankshares. Solicitations will be made only by the use of the mail, except that officers and regular employees of Bankshares and the Bank may make solicitations of proxies by telephone or letter, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and Bankshares will reimburse them for their charges and expenses in this connection. We may at our sole discretion engage a proxy solicitor as part of the routine proxy solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows as of April 28, 2005, the beneficial ownership of Bankshares’ common stock, of the shareholders known to Bankshares to be the beneficial owners of more than 5% of Bankshares’ common stock and who are not also directors or executive officers of Bankshares.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class (1)

Banc Fund IV L.P.
Banc Fund V L.P.
Banc Fund VI L.P. Chicago, Illinois	353,250 (2)	7.37%

Goldman Sachs Asset Management, L.P. New York, New York	294,785 (3)	6.2%

Keefe Managers, LLC New York, New York	295,900 (4)	6.18%

Wellington Management Company, LLC Boston, Massachusetts	289,600 (5)	6.05%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Based on Schedule 13G/A filed jointly with the Securities and Exchange Commission (the “SEC”) on February 14, 2005 by Banc Fund IV L.P., Banc Fund V, L.P. and Banc Fund VI, L.P. According to this Schedule 13G/A, as of December 31, 2004, Banc Fund IV L.P. has no voting or investment power over any of these shares, Banc Fund V, L.P. has sole voting and sole investment power with respect to 226,950 of these shares, and Banc Fund VI, L.P. has sole voting and sole investment power with respect to 126,300 of these shares.

(3)	Based on Schedule 13G filed with the SEC on February 11, 2005 by Goldman Sachs Asset Management, L.P. (“Goldman”). According to this Schedule 13G, as of December 31, 2004, Goldman has sole voting and sole investment power with respect to these shares.

(4)	Based on Schedule 13G filed with the SEC on February 10, 2005 by Keefe Managers, LLC (“Keefe”). According to this Schedule 13G, as of December 31, 2004, Keefe has sole voting and sole investment power with respect to these shares.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2005 by Wellington Management Company, LLP (“Wellington”). According to this Schedule 13G, as of December 31, 2004, Wellington has shared voting power with respect to 211,300 of these shares and shared investment power with respect to all 289,600 of these shares.

     The following table shows as of April 28, 2005, the beneficial ownership of Bankshares’ common stock of each director, director nominee, certain executive officers and of all directors, director nominees and executive officers of Bankshares as a group. All share amounts have been adjusted to reflect the three-for-two stock split in the form of a stock dividend paid on September 29, 2003.

	Number of Shares		Number of “Underwater”	Number of “In the Money”
Name of	Beneficially		Options Vesting by	Options Vesting by	Percent
Beneficial Owner	Owned (1)		June 30, 2005 (2)	June 30, 2005 (2)	of Class (3)

Thomas P. Danaher	46,000		1,000	30,338	1.60%

William M. Drohan	26,103		1,000	30,338	1.17%

Frank H. Grace, III	4,000		21,050	23,213	*

Lawrence N. Grant	42,320		1,000	30,338	1.51%

Paul M. Harbolick, Jr.	2,875		24,000	31,538	*

Harvey E. Johnson, Jr.	41,375		1,000	30,338	1.49%

Serina Moy	40,375		1,000	30,338	1.47%

Craig W. Sacknoff	19,325		18,500	36,038	1.14%

Robert H. Turley	7,501	(4)	—	—	*

George S. Webb	224,927		1,000	30,338	5.29%

Robert G. Weyers	60,000		1,000	30,338	1.87%

Thomas A. Young, Jr.	16,260		36,000	49,575	1.35%

All directors & executive officers as a group (12)	531,261		106,550	352,730	16.84%

*	Represents less than 1% of total shares of common stock outstanding.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home.

(2)	Pursuant to a Board resolution adopted April 27, 2005 to reduce the compensation expense Bankshares will have to record when it adopts Statement of Financial Accounting Standards No. 123R, all of the Company’s unvested options that were outstanding and had an exercise price greater than the $14.50 fair market value of Bankshares’ common stock as of the opening of trading on April 27, 2005 (“underwater” options) were made vested and immediately exercisable.

(3)	The ownership percentage of each individual is calculated based on the total of 4,796,050 shares of common stock that were outstanding as of April 28, 2005, plus the number of shares that can be issued to the individual within sixty days of April 28, 2005 upon the exercise of stock options held by the individual, whether or not such options are “in the money.” Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(4)	Based on information available to management through October 7, 2004, and includes 7,201 shares issuable upon the exercise of stock options that were exercisable within 60 days of October 7, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and any 10% beneficial owners of Bankshares’ common stock to file reports concerning their ownership of and transactions in Bankshares’ common stock. Based on a review of the reports of changes in beneficial ownership of common stock and written representations made to Bankshares, Bankshares believes that its directors and officers complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2004 with the following exceptions: as noted in the 2004 proxy statement, due to administrative oversight, each of Bankshares’ directors and executive officers filed a late Form 4 to report a January 2, 2004 award of stock options.

PROPOSAL ONE
ELECTION OF DIRECTORS

     Bankshares’ Board currently consists of eight directors and is divided into three classes (A, B and C) of directors, with each class serving a three-year term. The term of office for Class C directors will expire at the Annual Meeting. The three persons named below, each of whom currently serves as a Class C director of Bankshares, will be nominated to serve as Class C directors. If elected, the Class C nominees will serve until the 2008 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

     Certain information concerning the nominees for election at the Annual Meeting as Class C directors is set forth below, as well as certain information about the Class A and B directors, who will continue in office until the 2006 and 2007 Annual Meetings of Shareholders, respectively.

Nominees for Election of Directors

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

Class C Directors (To Serve Until the 2008 Annual Meeting)

Lawrence N. Grant, CLUR, CPCU (65)	1996	Mr. Grant founded the Independent Insurance Center, Inc., which writes property and casualty, bonding, life and health coverage for commercial and personal clients, specializing in contractors, restaurants, auto services, and high tech companies, with offices in Leesburg and Winchester, Virginia. Mr. Grant is also President of Fire Mark Insurance Associates, Inc. and is the Vice-President of Associated Risk Managers of Virginia, Inc. Mr. Grant resides in Leesburg, Virginia.

Serina Moy (49)	1997	Ms. Moy, is a resident of Silver Spring, Maryland and is a principal in Moy, Cheung & Company, a local accounting firm. She became an NTPI Master in Taxation in 2002. Ms. Moy is co-chair of the audit committee. She is a member of an IRS Focus Group working on improving IRS programs and services, a member of the advisory council to the SBA, a member of the AICPA and CAEA Task Force and was an advisor to the Federal Government Single Web Site on the Internet. Ms. Moy serves as advisory counsel for a number of Chinese trade and non-profit organizations in the United States.

Thomas A. Young, Jr. (53)	2002	Mr. Young was named President and CEO of Alliance Bank in December 2000. He became President and CEO of Alliance Bankshares when it was formed in May 2002. Mr. Young is an active member of several board committees. Mr. Young’s initial role with Alliance Bank was as a Senior Vice President and Lender starting in August 1998. He served as Senior Credit Officer from 1999 to 2000, and served as interim President beginning October 2000. Prior to joining Alliance Bank, Mr. Young worked at First Union after its acquisition of Signet Bank in November 1997. From October 1983 to November 1997, he served as a Vice President/Commercial Lender for Signet Bank. Mr. Young has over 32 years of experience in banking and currently resides in Manassas, Virginia.

Directors Continuing in Office

Class A Directors (Serving Until the 2006 Annual Meeting)

Harvey E. Johnson, Jr. (67)	1996	Mr. Johnson is a resident of Arlington, Virginia, is a certified public accountant and has been in public accounting for 37 years. He currently owns his own CPA practice in Arlington, Virginia. Mr. Johnson is chairman of the loan committee and is co-chair of the audit committee.

Robert G. Weyers (69)	1996	Mr. Weyers is the former owner and former President of KBR Corporation, a commercial and industrial renovation company doing business in the Washington, D.C. metropolitan area, which he sold in 2003. He chairs the compensation committee. Mr. Weyers resides in Fairfax Station, Virginia.

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

Class B Directors (Serving Until the 2007 Annual Meeting)

Thomas P. Danaher (77)	1997	Chairman of the Board of Directors. Mr. Danaher is the founder of Danaher Insurance, a general insurance agency located in Annandale, Virginia. He is an active member of all Alliance Bankshares, Bank and Alliance Home Funding committees. He is past President of the Northern Virginia Association of Insurance Agents and has served on agent advisory boards for three major companies. He is an active member of the Service Corps of Retired Executives, Small Business Administration (SBA) and lectures on business insurance at SBA workshops. Mr. Danaher resides in Alexandria, Virginia.

William M. Drohan (49)	1997	Mr. Drohan is a resident of Great Falls, Virginia, and is the President of the Drohan Management Group, an association management and consulting firm. He chairs the ALCO committee. Mr. Drohan formerly served as Executive Director of the National Association of State Credit Union Supervisors. He serves on the board of directors of the American Society of Association Executives Association Management Company Section and is a member of the Greater Washington Society of Association Executives and the Reston Chamber of Commerce. Mr. Drohan holds BS and MBA degrees.

George S. Webb (62)	1997	Mr. Webb is a resident of Fairfax, Virginia and is the owner and President of the Airston Group, a home building company dedicated to construction of quality homes and personal attention to their homeowners in Fairfax and Prince William Counties and the City of Alexandria. He chairs the marketing committee. The Airston Group, which Mr. Webb started in 1976, has won several awards for quality, design and innovation. Mr. Webb is very active in Northern Virginia real estate and is a member of the Northern Virginia Building Association and the National Association of Home Builders.

(1)	Refers to the year in which the director was first elected to the Board of Directors of Alliance Bank Corporation (a predecessor corporation to Bankshares).

     The Board of Directors is not aware of any family relationship between any director, executive officer or person nominated by Bankshares to become a director; nor is the Board of Directors aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer, or person nominated to become a director. Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES TO SERVE AS CLASS C DIRECTORS.

Meetings and Committees of the Board of Directors

     On December 1, 2003, the NASDAQ Stock Market (“Nasdaq”) adopted new listing standards for companies whose securities are quoted on Nasdaq. Recognizing the challenges that small business issuers face in meeting the new requirements, small business issuers such as Bankshares have been given additional time and are not required to comply with the new requirements until July 31, 2005. Bankshares intends to fully comply with the new listing standards in advance of the July 31, 2005 compliance deadline.

     The current Board of Directors is comprised of a majority of “independent” directors, as defined by both the new listing standards of Nasdaq and the director independence requirements of Nasdaq as currently in effect and applicable to Bankshares. Independent directors do not receive consulting, legal or other fees from Bankshares, Alliance Bank Corporation (the “Bank”) or Alliance Home Funding, LLC (“AHF”) other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to Bankshares, the Bank or AHF, the Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with Bankshares, the Bank or AHF that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. All Directors are independent with the exception of Messrs. Young and Grant.

     During 2004, there were thirteen meetings of the Board of Directors. Each director attended at least 75% of all meetings of the Boards and committees on which he or she served. All Board members attended the 2004 Annual Shareholders Meeting, with the exception of Mr. Johnson.

     Bankshares has not adopted a formal policy on board members’ attendance at the annual meetings of shareholders, although all board members are invited and encouraged to attend and, historically, most have done so.

     The Board of Directors has standing Audit and Compensation Committees. The Board of Directors as a whole currently acts as the nominating committee for nominees to be voted on for election as directors. The Board intends to establish, in advance of July 31, 2005, a Nominating Committee that will satisfy Nasdaq requirements.

     Members of the Compensation Committee are Messrs. Weyers, Grant and Danaher, each of whom is independent under the new Nasdaq listing standards except for Mr. Grant. The Compensation Committee recommends the level of compensation of each officer of Bankshares, the Bank and AHF, the granting of stock options, employment agreements and other employee remuneration plans for approval by the Board of Directors. The Compensation Committee met twice during 2004. Under the new Nasdaq listing standards, Bankshares’ compensation committee must be comprised entirely of independent directors by July 31, 2005. In accordance with these requirements, the Board will reconfigure the membership of this committee before July 31, 2005.

     Members of the Audit Committee are Messrs. Johnson, Danaher, Drohan and Ms. Moy. The Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the new Nasdaq listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Mr. Johnson, Co-Chairman of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

     The Audit Committee assists the board in its oversight duties with respect to financial reporting, internal controls, the internal and external audit functions and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Bankshares’ independent accountants. The committee also reviews on a regular basis the work of Bankshares’ internal audit program. The Audit Committee met four times during 2004. See Report of the Audit Committee on page 13.

     The Board of Directors does not currently have a separate nominating committee or committee performing similar functions because Bankshares believes that as a small business issuer, it is not necessary to have a separate nominating committee. Rather, the full Board of Directors participates in the consideration of all director nominees. At this time, the Board does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders, because historically Bankshares has not received recommendations from its shareholders and the costs of establishing and maintaining procedures for the consideration of shareholder nominations have appeared unduly burdensome.

     Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nomination determinations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Bankshares, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

     Bankshares does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

     The new Nasdaq listing standards include a requirement that nominating committees (or the directors acting in lieu of a nominating committee) be comprised entirely of independent directors. The Board intends to establish, in advance of July 31, 2005, a Nominating Committee that will satisfy Nasdaq requirements.

Code of Ethics

     Bankshares’ Board of Directors has adopted a Code of Ethics that applies to all directors, executive officers and employees of Bankshares, the Bank and AHF. A copy of the Code of Ethics will be provided; free of charge, upon written request made to the Corporate Secretary, Alliance Bankshares Corporation, 14280 Park Meadow Drive, Suite 350, Chantilly, Virginia 20151. The Code of Ethics is posted on Bankshares’ website at www.alliancebankva.com in the About Us section of the website.

Shareholder Communications with the Board of Directors

     Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, 14280 Park Meadow Drive, Suite 350, Chantilly, Virginia 20151. Correspondence directed to an individual Board member will be referred if appropriate to that member. Correspondence not directed to a particular Board member will be referred if appropriate to the Chairman of the Board.

Director Compensation

     During 2004, each non-employee director received a monthly fee of $1,000 as compensation for the monthly board meetings and participation in the various committee meetings. In addition, the Chairman of the Board of Directors received an annual retainer of $13,000, and each other non-employee director received an annual retainer of $4,000.

     Effective January 2005, each non-employee director receives an annual retainer of $7,500 and a monthly fee of $1,000 as compensation for the monthly board meetings and participation in the various committee meetings. The Chairman of the Board of Directors also receives an additional annual retainer of $9,000, the Co-Chairmen of the Audit Committee each receive an additional annual retainer of $1,250, and the Chairman of the Loan Committee and Chairman of the ALCO Committee each receive an additional annual retainer of $2,500.

     Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to the Bankshares’ Stock Option Plan, in the discretion of the Compensation Committee. On January 2, 2004, each non-employee director received a non-qualified option to purchase 1,000 common shares at $18.96 per share. These options were fully vested on April 27, 2005.

Executive Officers

     Certain information concerning executive officers of Bankshares who are not directors is set forth below. Information with respect to Mr. Young is provided on page 4.

     Paul M. Harbolick, Jr., CPA (45), is the Executive Vice President and Chief Financial Officer. Mr. Harbolick has 23 years of financial management experience. He served as Senior Vice President and Chief Financial Officer of Alliance Bank from October 1999, and of Alliance Bankshares since it was formed in May 2003, until September 2003, when he became Executive Vice President and Chief Financial Officer of both companies. He served as an Accounting Manager for Freddie Mac from March 1997 to October 1999. He was a Vice President with George Mason Bank from 1995 to 1997. Mr. Harbolick currently serves on the Board of Directors of Loudoun Healthcare, Inc.

     Frank H. Grace, III (46), is a Senior Vice President and President of Alliance Home Funding, LLC. He oversees the Private Client Services offered by Alliance Bank and the sales and marketing activities for Alliance Home Funding. Mr. Grace joined Alliance Bank in December 1999 to oversee the bank’s wealth management program. He has served as Senior Vice President of Alliance Bank since December 1999 and of Alliance Bankshares since it was formed in May 2003. He was appointed President of Alliance Home Funding in February 2005. Mr. Grace has over 25 years of banking experience. Prior to joining Alliance, he spent 15 years with Wachovia Corporation and its predecessor organizations as a Vice President and Principal working in wealth management, cash management and retail programs. Mr. Grace is licensed under a Series 24, 63, 66 and 7 arrangement to offer securities and brokerage advice to customers under a dual employment agreement with Linsco Private Ledger. He serves as a trustee of the Fairfax County Uniformed Retirement Board. In addition, he is active in a number of civic and nonprofit organizations in the Washington, D.C. area.

     Craig W. Sacknoff (54), is a Senior Vice President. He has worked for Alliance Bank since July 1998. He became a Senior Vice President of Alliance Bank when it opened in November 1998 and of Alliance Bankshares when it was formed in May 2003. Mr. Sacknoff served as Vice President/Commercial Lending of Patriot National Bank from 1991 to 1998. Mr. Sacknoff has over 33 years of experience in banking including commercial, real estate, construction, mortgage and retail positions. Mr. Sacknoff resides in Fairfax, VA.

Interest of Management in Certain Transactions

     The Bank grants loans and letters of credit to its executive officers, directors and their affiliated entities. These loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk or present other unfavorable features. The aggregate amount of such loans outstanding at December 31, 2004 and 2003 was approximately $674,000 and $622,000, respectively. During 2004, new loans and line of credit advances to such related parties amounted to $507,000 in the aggregate and payments amounted to $455,000 in the aggregate.

     The Bank also maintains deposit accounts with some of its executive officers, directors and their affiliated entities. The aggregate amount of these deposit accounts at December 31, 2004 and 2003 amounted to $4.3 million and $3.9 million, respectively.

EXECUTIVE COMPENSATION

     The following table shows the cash and non-cash compensation paid to Mr. Thomas A. Young, Jr., our President and Chief Executive Officer, and to our next four most highly compensated executive officers for 2004, 2003 and 2002.

Summary Compensation Table

					Long-term
					Compensation
	Annual Compensation (1)				Awards
					Securities
					Underlying	All Other
Name and Principal Position	Year		Salary	Bonus	Options (#) (3)	Compensation (4)

Thomas A Young, Jr.	2004		$196,327	$60,000	36,000	$6,529
President and CEO	2003		$175,881	$143,000	34,500	$5,128
	2002		$140,994	$86,820	15,000	$4,164

Paul M. Harbolick, Jr.	2004		$127,097	$30,000	24,000	$3,374
Executive Vice President	2003		$112,740	$70,000	17,250	$3,469
and Chief Financial	2002		$98,965	$40,000	7,500	$3,284
Officer

Frank H. Grace, III	2004		$146,863	$106,000	18,500	$4,072
Senior Vice President and	2003		$133,331	$60,000	20,250	$4,000
President, Alliance	2002		$115,701	$24,500	6,000	$3,140
Home Funding, LLC

Craig W. Sacknoff	2004		$117,036	$30,000	18,500	$3,338
Senior Vice President	2003		$115,865	$50,000	17,250	$3,476
	2002		$106,382	$36,500	7,500	$2,876

Robert H. Turley	2004	(2)	$179,697	—	15,000	—
Former President, Alliance	2003		$195,085	$30,000	13,500	—
Home Funding, LLC	2002		$144,302	$22,000	4,500	—

(1)	Certain individuals also receive automobile allowances and other perquisites. For each executive officer named above, the value of these items did not exceed the lesser of $50,000 or 10% of the individual’s salary and bonus.

(2)	Mr. Turley resigned in October 2004.

(3)	All share amounts have been adjusted to reflect the three-for-two stock split in the form of a stock dividend paid on September 29, 2003.

(4)	“All Other Compensation” consists entirely of matching contributions made under Alliance Bank’s 401(k) plan for Messrs. Harbolick, Grace and Sacknoff. For Mr. Young, “All Other Compensation” for 2004 consists of $3,329 in matching contributions under the 401(k) plan and $3,200 for supplemental insurance.

Option Grants in Last Fiscal Year

     The following table shows all grants of options to Messrs. Young, Harbolick, Grace, Sacknoff and Turley during 2004:

	Number of Securities	% of Total Options	Exercise or
	Underlying Options	Granted to Employees	Base	Expiration
Name	Granted (#) (1)	in Fiscal Year	Price ($/Sh)	Date

Thomas A. Young, Jr.	36,000	20.0%	$18.96	1/2/14

Paul M. Harbolick, Jr.	24,000	13.3%	$18.96	1/2/14

Frank H. Grace, III	18,500	10.3%	$18.96	1/2/14

Craig W. Sacknoff	18,500	10.3%	$18.96	1/2/14

Robert H. Turley	15,000	8.3%	$18.96	1/2/14

(1)	All option grants vest on the following schedule: 15% one year from the date of grant; additional 20% two years from the date of grant; additional 25% three years from the date of grant; and the remaining 40% four years from the date of grant.

Aggregated Option Exercises in last Fiscal Year and Fiscal Year-End Option Values

     The following table shows certain information with respect to the number of stock options exercised by Messrs. Young, Harbolick, Grace, Sacknoff and Turley in 2004 and the number and value of unexercised options at December 31, 2004 for these executive officers:

			Number of Securities Underlying	Value of Unexercised
	Shares	Value	Unexercised Options at	In-the-Money Options
	Acquired on	Realized	December 31, 2004 (1)	at December 31, 2004 (2)
Name	Exercise (#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Thomas A. Young, Jr.	—	—	42,675/65,325	$428,498/$144,203

Paul M. Harbolick, Jr.	—	—	28,088/38,662	$285,218/$72,097

Craig W. Sacknoff	—	—	32,588/33,162	$339,128/$72,097

Frank H. Grace, III	—	—	19,763/39,612	$190,512/$107,020

Robert H. Turley	4,500	$44,235	2,701/0	$16,092/$0

(1)	All share and price per share amounts have been adjusted to reflect the three-for-two stock split in the form of a stock dividend paid on September 29, 2003.

(2)	Value represents the difference between the fair market value and the exercise price for the unexercised options at December 31, 2004.

Employment and Change in Control Agreements

     The company has employment agreements with senior executives of Bankshares and the Bank, and had an employment agreement with a senior executive of Alliance Home Funding, LLC. The following is a summary of the key provisions of those agreements.

     Thomas A. Young, Jr., President & CEO of Alliance Bankshares and Alliance Bank, is employed under a three-year employment agreement effective March 1, 2003 and currently in effect until March 1, 2006. The agreement provides for an automatic one-year renewal at March 1, 2006 and each subsequent March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provides for a base salary of at least $175,000 annually with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Young’s current annual base salary is $240,000. Mr. Young is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Young for reasonable and customary business expenses incurred by him and will lease a car for Mr. Young with a lease payment of up to $750 per month. If Mr. Young’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Young for good reason (as defined in the agreement), Mr. Young will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If Mr. Young’s employment is terminated by the company other than for cause or is terminated by Mr. Young for good reason within one year after a change in control (as defined in the agreement), Mr. Young will receive up to 2.99 times his average taxable income from the company for the five calendar years immediately preceding the calendar year of the change in control (with compensation for any partial year of employment annualized), limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under section 280G of the Internal Revenue Code. If Mr. Young’s employment were terminated in 2005, following a change in control occurring in 2005, his change in control payment would be approximately $569,243. Additionally, Mr. Young is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.

     Paul M. Harbolick, Jr., Executive Vice President & CFO of Alliance Bankshares and Alliance Bank, is employed under a one-year employment agreement, originally effective March 1, 2003 and currently in effect until March 1, 2006. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provides for a base salary of at least $112,000 annually with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Harbolick’s current annual base salary is $160,000. Mr. Harbolick is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Harbolick for reasonable and customary business expenses incurred by him and will provide a country club allowance for Mr. Harbolick of up to $375 per month. If Mr. Harbolick’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Harbolick for good reason (as defined in the agreement), Mr. Harbolick will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If Mr. Harbolick’s employment is terminated by the company other than for cause or is terminated by Mr. Harbolick for good reason within one year after a change in control (as defined in the agreement), Mr. Harbolick will receive two years’ pay based on his then current base salary and the average of his last three years’ bonuses. If Mr. Harbolick’s employment were terminated in 2005, following a change in control, his change in control payment would be approximately $413,333. Additionally, Mr. Harbolick is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.

     Craig W. Sacknoff, Senior Vice President of Alliance Bankshares and Alliance Bank, is employed under a one-year employment agreement, originally effective March 1, 2003 and currently in effect until March 1, 2006. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provides for a base salary of at least $115,130 annually with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Sacknoff’s current annual base salary is $133,000. Mr. Sacknoff is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will reimburse Mr. Sacknoff for reasonable and customary business expenses incurred by him and will lease a car for Mr. Sacknoff with a lease payment of up to $615 per month. If Mr. Sacknoff’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Sacknoff for good reason (as defined in the agreement), Mr. Sacknoff will be entitled to continue receiving his then current salary for the greater of the remainder of his contract term or twelve months. If Mr. Sacknoff’s employment is terminated by the company other than for cause or is terminated by Mr. Sacknoff for good reason within one year after a change in control (as defined in the agreement), Mr. Sacknoff will receive eighteen months pay based on his then current base salary. If Mr. Sacknoff’s employment were terminated in 2005, following a change in control, his payment would be approximately $199,500. Additionally, Mr. Sacknoff is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.

     Robert H. Turley, former President of Alliance Home Funding, LLC, was employed under a one-year employment agreement, originally effective March 1, 2003 and renewed and in effect until Mr. Turley’s resignation effective October 7, 2004. The agreement provided for a base salary of at least $120,000 annually with an opportunity for a bonus at the discretion of the Board of Directors, and was otherwise similar to the agreements described above. Mr. Turley is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.

     Frank H. Grace, III, Senior Vice President of Alliance Bankshares and Alliance Bank and President of Alliance Home Funding, is employed under a one-year employment agreement, originally effective January 13, 2004 and currently in effect until March 1, 2006. The agreement provides for an annual automatic one year renewal each March 1 subject to a requirement of sixty days’ notice in the event of nonrenewal by either party. The agreement provides for a base salary of at least $106,633 annually with an opportunity for a bonus at the discretion of the Board of Directors. Mr. Grace’s current annual base salary is $170,000. Mr. Grace is eligible for the usual and customary employee benefits from the company including life and disability insurance. The agreement further provides for a company loan to Mr. Grace for the purchase of a private club membership for use for business purposes. The loan, which was made on February 27, 2004, in the amount of $ 95,000, bears interest at a variable rate of WSJ Prime + 1%, and must be repaid in five years or less. The agreement provides for certain automatic loan repayments to be made from future bonus awards received by Mr. Grace, with the company to provide a matching repayment in certain circumstances. If Mr. Grace should resign his employment while any portion of the loan remains outstanding, he remains responsible for repayment of the remaining balance. The company also agreed to purchase at its expense a five-year term life insurance policy, with a declining balance as appropriate, in the name of the employee and with the company as beneficiary, to secure repayment of the loan in the event of the employee’s death. In addition, the agreement provides that the company will reimburse Mr. Grace for reasonable and customary business expenses incurred by him, including a monthly car allowance up to $725 per month, as well as payment of monthly club dues. If Mr. Grace’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Grace for good reason (as defined in the agreement), Mr. Grace will be entitled to continue receiving his then current salary for the greater of the remainder of his contract term or twelve months. If Mr. Grace’s employment is terminated by the company other than for cause or is terminated by Mr. Grace for good reason within one year after a change in control (as defined in the agreement), Mr. Grace will receive eighteen months pay based on his then current base salary. Also, in such an event the company agrees to pay to Mr. Grace an additional severance payment equal to one-half the then outstanding loan balance. If Mr. Grace’s employment were terminated in 2005, following a change in control, his payment would be approximately $255,000. Additionally, Mr. Grace is subject to a non-compete agreement within a defined geographic area for a period of twelve months following termination of his employment.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors consists entirely of directors who meet the independence requirements of the new listing standards of Nasdaq and SEC regulations applicable to audit committee members.

     The Audit Committee assists the Board in overseeing and monitoring the integrity of Bankshares’ financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Board, with the recommendation of the Audit Committee, amended the charter in 2004 to reflect the relevant provisions of the Sarbanes-Oxley Act and related Nasdaq rules. A copy of the Audit Committee Charter was attached to Bankshares’ 2004 proxy statement as Appendix A.

     The Audit Committee is responsible for overseeing Bankshares’ overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2004, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2004 with management and Yount, Hyde & Barbour, P.C. (“YHB”), Bankshares’ independent accountants;

•	Discussed with management and YHB the adequacy of Bankshares’ system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including YHB’s judgments about the quality, not just the acceptability, of Bankshares’ accounting principles and underlying estimates in Bankshares’ consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of Bankshares; and other material written communication between the independent accountants and Bankshares’ management, such as any management letter or schedule of unadjusted differences.; and

•	Received written disclosures and the letter from YHB regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with YHB its independence.

     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Bankshares’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Bankshares’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Yount, Hyde & Barbour, P.C., the Audit Committee recommended to the Board that the audited financial statements be included in Bankshares’ Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Harvey E. Johnson, Jr. Chairman
Serina Moy, Co-Chairman
Thomas P. Danaher
William M. Drohan

Principal Accounting Fees and Services

     The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of Bankshares’ consolidated financial statements for the fiscal years ended December 31, 2004 and 2003, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods. All services reflected in the following table for 2004 and 2003 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors..

Year Ended December 31,	2004	2003

Audit Fees	$74,333	$56,490

Audit Related Fees (1)	16,100	18,246

Tax Fees (2)	3,000	2,125

All Other Fees	—	—

Total	$93,433	$76,861

(1)	Includes fees related to HUD audit, research and discussions regarding financial accounting reporting standards, Public Funds agreed upon procedures, ACH compliance and investor funding analysis.

(2)	Includes fees for preparation of federal and state income tax returns.

     The Audit Committee has determined that the provision by Yount, Hyde & Barbour, P.C. of the non-audit services referred to above is compatible with the maintenance of that firm’s independence.

Pre-Approval Policies

     Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by Bankshares’ independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Mr. Johnson, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. In addition, pre-approved research and consultation fees requested by management may be performed throughout the engagement year not to exceed $5,000.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as Bankshares’ independent public accountants for the fiscal year ending December 31, 2005. Yount, Hyde & Barbour, P.C. rendered audit services to Bankshares for the fiscal year ended December 31, 2004. These services consisted primarily of the examination and audit of Bankshares’ financial statements, tax reporting assistance, and other audit and accounting matters.

     Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF YOUNT, HYDE & BARBOUR, P.C., AS BANKSHARES’ INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

PROPOSAL THREE
APPROVAL OF AMENDMENT TO INCREASE SHARES AUTHORIZED UNDER THE ALLIANCE BANKSHARES CORPORATION STOCK OPTION PLAN

     The Board of Directors proposes that the shareholders approve an amendment to the Alliance Bankshares Corporation Stock Option Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan by 150,000, as described below. If the amendment is approved by the shareholders, the number of shares that may be issued under the Plan would increase from 844,500 to 994,500.

     The Board of Directors has determined that it would be in the best interests of Bankshares and its shareholders to amend the Plan to increase the number of shares available for awards thereunder by 150,000 shares. The Board of Directors believes that stock options and other stock-based incentives play an important role in attracting and retaining the services of key employees, consultants and directors and in linking the interests and efforts of such persons to the long-term interests of Bankshares’ shareholders.

     The discussion which follows summarizes the proposed amendment to the Plan and describes the material terms of the Plan. This summary is subject, in all respects, to the terms of the Plan, as amended subject to shareholder approval, a copy of which is attached as Appendix A to this proxy statement.

Summary of the Plan

     Effective March 24, 1999, the Bank adopted an amended and restated incentive compensation plan for itself, known as the “Alliance Bank Corporation Stock Option Plan,” which was approved by shareholders of the Bank on June 30, 1999. Effective July 26, 2002, Bankshares assumed both the Plan and the outstanding options issued under the Plan in connection with the reorganization and statutory share exchange pursuant to which the Bank became a wholly-owned subsidiary of Bankshares. Effective March 23, 2003, the Plan was amended and restated as the “Alliance Bankshares Corporation Stock Option Plan,” subject to approval by shareholders, which approval was obtained May 28, 2003. The Plan provides for the granting of stock options to key employees, consultants and members of the Board of Directors of Bankshares and any other corporation, including the Bank, at least 50% of the total combined voting power of all classes of stock of which is owned by Bankshares (a “Subsidiary”), either directly or through one or more of its Subsidiaries.

     After adjusting for the three-for-two stock split in the form of a stock dividend paid on September 29, 2003, the Plan currently makes available an aggregate of 844,500 shares of common stock for awards in the form of stock options to key employees, consultants and directors of Bankshares, the Bank and AHF, as selected by the Board of Directors upon recommendation of the committee administering the option plan (the “Committee”). As of April 30, 2005, 13,151 shares are available for future awards under the Plan.

     On April 27, 2005, the Board of Directors approved an amendment to the Plan, subject to approval of the shareholders, to increase the number of shares authorized for issuance under the Plan by 150,000. No awards in excess of those currently authorized under the Plan may be made unless the shareholders approve the proposed amendment.

     Purpose: The primary purpose of the Plan is to advance the interests of Bankshares and its shareholders by providing incentives to key employees, consultants and members of the Board of Directors of Bankshares, the Bank and any other Subsidiary that will promote the identification of their personal interests with the long-term financial success of Bankshares and with growth in shareholder value. By encouraging such stock ownership, Bankshares seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to key employees, consultants and directors of Bankshares, the Bank and any other Subsidiary to promote the success of the business as measured by the value of its shares, and to increase the commonality of interest among key employees, directors and consultants and other shareholders. The Plan was designed to provide flexibility to Bankshares in its ability to motivate, attract, and retain the services of employees and directors upon whose effort the successful conduct of its operation is largely dependent.

     Administration: The Plan is administered by the Board (which terms refers to the Board of Directors of Bankshares unless otherwise noted) acting upon recommendations made by the Stock Option Committee (the “Committee”) appointed by the Board. The Compensation Committee currently serves as the Committee. The Board is responsible for construing and interpreting the Plan upon the advice and recommendations of the Committee. The Board is authorized to adopt rules for the administration of the Plan consistent with the terms of the Plan. The Committee may adopt such further rules as it deems necessary consistent with the rules adopted by the Board.

     Awards under the Plan are made pursuant to a written agreement between Bankshares and the recipient of the award (the “Agreement”). The Agreement will contain such provisions as the Board, acting upon the recommendation of the Committee, shall determine.

     Eligibility: The persons eligible to participate in the Plan include key employees, consultants and directors of Bankshares, the Bank and any other Subsidiary who are selected for participation by the Board acting upon recommendation of the Committee. Approximately 100 employees, 2 consultants and 7 directors are currently eligible to receive awards under the Plan.

     Common Stock Subject to the Option Plan: Currently, the Plan permits an aggregate of 844,500 shares of common stock to be issued in the form of stock option awards to key employees, consultants and directors of Bankshares, the Bank and any other Subsidiary. If the amendment increasing the number of authorized shares of common stock is approved, the Plan would permit an aggregate of 994,500 shares of common stock to be issued in the form of stock option awards to key employees, consultants and directors of Bankshares, the Bank and any other Subsidiary.

     The number of shares subject to the Plan and to outstanding options under the Plan is subject to adjustment by the Board if the common stock is affected by an extraordinary corporate transaction such as a reorganization, merger, consolidation, recapitalization, restructuring or other distribution, stock split, spin-off or sale of substantially all of Bankshares’ assets.

     Description of Stock Options. Stock options may be either incentive stock options (“ISOs”) qualifying under Internal Revenue Code Section 422 or options not intended to qualify as ISOs (“nonqualified options”). The exercise price of any stock option issued under the Plan may be no less than the fair market value of the common stock subject to the option as determined in good faith by the Board acting upon recommendation of the Committee.

     The Plan provides that the Board acting upon recommendation of the Committee shall have discretion to determine the option term (subject to a 10 year maximum) and the schedule for the besting of options awarded under the Plan. Stock options may not be exercised until vested. Unless otherwise provided by the Committee in connection with making or amending an option grant, stock options shall terminate immediately if a grantee’s employment or service with Bankshares, the Bank and any other Subsidiary is terminated for cause, 12 months following termination due to death or disability and 3 months following termination of employment or service with Bankshares, the Bank and any other Subsidiary for any other reason, but no later than the end of the stated option term.

     The options are not transferable by the grantee, other than by the grantee’s will or the laws of descent distribution. An exception is provided at the discretion of the Committee for transfers by gift of nonqualified options to certain family members or family trusts.

     ISOs are subject to additional restrictions. ISOs may be granted only to employees of Bankshares, the Bank and any other Subsidiary. ISOs granted to holders of at least 10% of Bankshares’ common stock may have exercise prices of no less than 110% of the fair market value of Bankshares’ common stock at the grant date and may have terms of no greater than 5 years. The value of stock (measured at date of grant) subject to ISOs which are first exercisable by any individual during any one calendar year may not exceed $100,000.

     The maximum number of shares of common stock for which any grantee may be granted options under the Plan in any calendar year is 50,000.

Plan Amendment

     The amendment provides for increasing the number of shares of Bankshares’ common stock authorized for issuance under the Plan by 150,000 shares. The Board of Directors adopted the amendment to the Plan to be effective June 22, 2005, subject to shareholder approval of the amendment. As presently approved by the shareholders, the Plan authorizes the issuance of up to 844,500 shares of Bankshares’ common stock in the form of option awards to key employees, consultants and directors of Bankshares, the Bank and any Subsidiary. As of April 30, 2005, only 13,151 shares are available for issuance under the current Plan. In order for the Plan to continue to provide an incentive for highly-qualified employees, consultants and directors to serve or continue service with Bankshares, the Bank or AHF, to more closely align the interest of such employees, consultants and directors with the shareholders and to provide stock-based compensation comparable to that offered by other financial institutions, the Board of Directors believes that the number of shares of Bankshares’ common stock authorized for issuance should be increased by an additional 150,000 shares for a total of 994,500 shares.

Securities Authorized For Issuance Under Equity Compensation Plans

     The following table sets forth information as of December 31, 2004 with respect to certain compensation plans under which equity securities of Bankshares are authorized for issuance, determined without regard to the increase in the proposed authorized shares under the Plan from 844,500 to 994,500.

	Number of securities		Number of securities
	to be issued upon	Weighted-average	remaining available for
	exercise of	exercise price of	future issuance under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan Category	and rights (a)	and rights (b)	reflected in column (a)) (c)

Equity compensation plans approved by shareholders (1)	657,588	$5.62	26,151

Equity compensation plans not approved by shareholders	—	—	—

Total	657,588	$5.62	26,151

(1)	All shares relate to the Alliance Bankshares Corporation Stock Option Plan, as amended and restated effective March 25, 2003.

Amendment and Termination

     The Plan may be amended, altered or discontinued by the Board at any time. However, no amendment may impair the rights of any option holder, unless it is with the consent of the option holder. Further, the Plan may not be amended without the approval of a majority of Bankshares’ shareholders to increase the number of shares of Bankshares’ common stock that may be subject to stock options under the Option Plan or as otherwise required by law (including Internal Revenue Code Section 422 regarding incentive stock options) or any applicable rule or regulation of any regulatory body which is applicable to Bankshares and the Option Plan.

Federal Tax Consequences

     The following is a brief summary of the tax consequences of the grant and exercise of stock options under the Federal income tax laws. This summary does not, among other things, purport to describe state or local tax consequences or to describe all federal income tax consequences.

     Recipients of ISOs generally are not subject to income tax at the time the option is granted or exercised. However, upon the exercise of any ISO, any excess of the fair market value of shares received over the exercise price may be subject to the alternative minimum tax. Upon disposition of any shares obtained through the exercise of an ISO, long-term capital gain or loss will be recognized in any amount equal to the difference between the sales price and the aggregate exercise price, provided that the grantee has held the shares for at least one year from the date the ISO was exercised and at least two years from the date the ISO was granted. If the grantee disposes of the shares within that time period (a “Disqualifying Disposition”), the grantee will recognize ordinary income to the extent of the difference between the exercise price and the lesser of the fair market value on the date the ISO is exercised or the amount realized on the Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on the period the shares were held by the grantee. Neither Bankshares, the Bank nor any other Subsidiary employing the grantee is entitled to any tax deduction upon either the exercise of any such ISO or upon any subsequent disposition of the shares acquired pursuant to such exercise, except to the extent that the grantee recognizes ordinary income pursuant to a Disqualifying Disposition.

     A grantee receiving nonqualified options does not recognize income at the time the option is granted. However, when the option is exercised, the grantee will recognize ordinary income equal to the difference between the fair market value of the shares on the exercise date and the exercise price. Bankshares, Bank or other

Subsidiary employing the grantee receives a tax deduction equal to the amount of ordinary income recognized by the grantee. The grantee’s basis in the shares is equal to the exercise price plus any recognized ordinary income.

     To the extent that the grantee pays some or all of the exercise price of an ISO or nonqualified option by tendering shares already owned, the tax consequences will remain the same as discussed above except that a like number of shares received will have the same basis and holding period as the shares tendered and the remaining shares received shall have a basis equal to the cash tendered plus the ordinary income recognized, if any, on the exercise. If the tendered shares were received pursuant to the exercise of an ISO, such tender may be a Disqualifying Disposition if made prior to the end of the required holding periods.

New Plan Benefits

     Because future awards under the Plan will be determined by the Committee, we cannot determine the benefits or amounts that will be received or allocated in the future under the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE ALLIANCE BANKSHARES CORPORATION STOCK OPTION PLAN.

OTHER BUSINESS

     As of the date of this proxy statement, management of Bankshares has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     If any shareholder intends to present a proposal for consideration at the 2006 Annual Meeting, notice of the proposal must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before April 4, 2006. If any shareholder intends to present a proposal to be considered for inclusion in Bankshares’ proxy materials in connection with the 2006 Annual Meeting, the proposal must be in proper form and must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before January 19, 2006.

     In addition, the proxy solicited by the Board of Directors for the 2006 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Bankshares has not received notice of such proposal by April 4, 2006, in writing delivered to the Secretary.

By Order of the Board of Directors,
Paul M. Harbolick, Jr.
Executive Vice President, CFO & Secretary

A copy of Bankshares’ Annual Report on Form 10-KSB (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2004, will be furnished without charge to shareholders upon written request directed to Alliance Bankshares, 14280 Park Meadow Drive, Suite 350, Chantilly, Virginia 20151, Attn: Secretary.

Appendix A

ALLIANCE BANKSHARES CORPORATION

STOCK OPTION PLAN

(As Restated Effective March 25, 2003)

(As Further Amended April 27, 2005, Subject to Shareholder Approval)

     Effective March 24, 1999, Alliance Bank Corporation, a Virginia corporation (the “Bank”), adopted an amended and restated incentive compensation plan for itself, known as the “Alliance Bank Corporation Stock Option Plan” (the “Plan”), which Plan was approved by shareholders of the Bank on June 30, 1999.

     Effective July 26, 2002, Alliance Bankshares Corporation, a Virginia corporation (the “Corporation”), assumed both the Plan and the outstanding options issued under the Plan in connection with the reorganization by which the Corporation became the holding company for the Bank pursuant to an Agreement Plan of Reorganization dated as of May 22, 2002 and a related Plan of Share Exchange.

     Effective March 25, 2003, the Corporation amended and restated the Plan including, subject to approval by the Corporation’s shareholders which was obtained on May 28, 2003, increasing the number of shares of the Corporation’s common stock, par value $4.00 per share (“Common Stock”), authorized for issuance under the Plan by 200,000 shares (the “2002 increase”), eliminating the minimum option exercise price per share of 100% of the book value per share (which is a limitation imposed with respect to options for shares of stock of Virginia banks, but not on bank holding companies), granting options to key employees, consultants and members of the Board of Directors of the Corporation and any other corporation, including the Bank, at least 50% of the total combined voting power of all classes of stock of which is owned by the Corporation (a “Subsidiary”), either directly or through one or more of its Subsidiaries, as provided in this document, and adding an annual limit on the number of shares of Common Stock for which options may be granted under the Plan to any one person in a calendar year.

     The Corporation desires to amend the Plan, subject to approval by the Corporation’s shareholders, to further increase the number of shares of the Corporation’s Common Stock authorized for issuance under the Plan by 150,000 shares to an aggregate of 994,500 shares as provided in subsection (iii) of Paragraph B of Section 3 (the “2005 increase”).

     1. Purpose. The purpose of this Plan is to advance the interests of the Corporation and its shareholders by providing key employees, consultants and members of the Board of Directors of the Corporation and its Subsidiaries with an incentive to improve shareholder value and contribute to the growth of the Corporation and its Subsidiaries by giving certain key employees, consultants and board members an inducement to acquire a proprietary interest in the Corporation by possessing an option to purchase Common Stock (hereinafter referred to as an “option” or “stock option”).

     2. Administration. This Plan shall be administered by the Board of Directors of the Corporation (the “Board”) acting upon recommendations made by the stock option committee (the “Committee”) appointed by the Board.

A. Committee Members. There shall be up to seven (7) members of the Committee, all of whom are Board members and one of whom is a member of the Personnel Committee of the Board. The Committee members and the Committee Chairman shall be appointed by the Board and may only be removed or replaced by the Board.

B. Plan Construction. The Board shall be responsible for construing and interpreting the provisions of the Plan, upon the advice and recommendations of the Committee. The Board shall adopt rules for the administration of the Plan consistent with the terms of the Plan. The Committee may adopt such further rules as it deems necessary consistent with the rules adopted by the Board.

C. Option Eligibility and Terms. The Committee shall recommend to the Board which key employees, board members and consultants of the Corporation and its Subsidiaries shall receive stock options hereunder (“Grantees”). From time to time the Committee shall provide the Board, for approval, modification or rejection by the Board within its sole discretion, with a list of all Grantees who are recommended by the Committee to receive stock options, the conditions under which the stock options will be granted, the number of stock options for each such Grantee, the option exercise price for each such option and the other terms and provisions of the option, consistent with the provisions of this Plan. The Board shall take action with respect to such recommendations as expeditiously as possible. Stock Option Agreements reflecting the terms and conditions of the stock options approved by the Board shall be issued to Grantees as soon as possible following the Board meeting at which they were granted. Participation by a Grantee in the grant of options for any one year does not entitle such Grantee to participation in any subsequent year.

D. Indemnification. The Corporation shall indemnify and hold harmless the members of the Committee and the Board for all actions taken in good faith in connection with the administration of the Plan.

E. Effect of Committee’s and Board’s Decision. All actions taken and decisions and determinations made by the Committee and the Board on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee’s and Board’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee of the Corporation, and their respective successors in interest.

F. Action by the Board or Committee. The Committee shall meet at such times and places and upon such notices as it may determine. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any duly noticed meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Members of the Board or Committee who are either eligible for options or have been granted options may vote on any matters affecting the administration of the Plan or the grant of options pursuant to the Plan, except that no such member shall set upon the granting of an option to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an option to him or her.

G. Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any award under the Plan, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee or the Board determines otherwise: (i) transactions by and with respect to officers and directors of the Corporation who are subject to Section 16(b) of the Exchange Act (hereafter, “Section 16 Persons”) shall comply with any applicable conditions of SEC Rule 16b-3 and (ii) every provision of the Plan shall be administered, interpreted and construed to carry out the foregoing provisions of this sentence and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

3. Option Shares and Types.

A. Type of Options. The Plan permits the granting of stock options (“incentive stock options”) which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) as well as stock options (“nonqualified stock options”) which do not so qualify.

B. Number of Shares subject to Options.

     (i) Prior to approval by the Corporation’s shareholders of the 2002 increase in the maximum number of shares for which stock options may be granted under the Plan and subject to adjustment as provided in Paragraph A of Section 6 and subsection (iv) below, the Board, acting upon recommendation of the Committee, may grant stock options under this Plan to directors with respect to a maximum of 216,000 shares of Common Stock (increased from 144,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001) and may grant stock options under the Plan with respect to key employees and consultants with respect to a maximum of 147,000 shares of Common Stock (increased from 98,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001).

     (ii) Prior to approval of the 2005 increase and after approval by the Corporation’s shareholders of the 2002 increase in the maximum number of shares for which stock options may be granted under the Plan and subject to adjustment as provided in Paragraph A of Section 6 and subsection (iv) below, the Board, acting upon recommendation of the Committee, may grant stock options under this Plan to key employees, consultants and directors with respect to a maximum of 884,500 shares of Common Stock (including both the 242,000 shares originally approved by shareholders on March 24, 1999, as increased to 363,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001, and the 2002 increase, all as increased to 844,500 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by the Corporation on September 29, 2003).

     (iii) After approval by the Corporation’s shareholders of the 2005 increase in the maximum number of shares for which stock options may be granted under the Plan and subject to adjustment as provided in Paragraph A of Section 6 and subsection (iv) below, the Board, acting upon recommendation of the Committee, may grant stock options under this Plan to key employees, consultants and directors with respect to a maximum of 994,500 shares of Common Stock (including both the 242,000 shares originally approved by shareholders on March 24, 1999, as increased to 363,000 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by Alliance Bank Corporation on October 4, 2001, the 2002 increase, all as increased to 844,500 due to operation of Paragraph A of Section 6 in connection with the 3 for 2 stock dividend declared by the Corporation on September 29, 2003, and the 2005 increase). The 2005 increase shall not become effective unless this amendment of the Plan is approved by such the Corporation’s shareholders in accordance with the Bylaws and Articles of the Corporation and governing law relating to such matters within twelve (12) months of the Board’s adoption of this amendment to the Plan.

     (iv) The Board shall reserve for issuance under the Plan the number of shares authorized for issuance under subsections (i), (ii) and (iii) above, as applicable, which shall constitute the maximum number of shares that may be issued pursuant to options under the Pan, including incentive stock options under Code Section 422. If any stock option, or portion of an option, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, such shares shall thereafter be available for further stock options under the Plan in accordance with subsection (i), (ii) or (iii) above, as determined by the Board of Directors, acting upon the recommendation of the Committee.

     (v) No person may be granted options under the Plan in any calendar year for more than 50,000 shares of Common Stock.

C. Restrictions on Incentive Stock Options. Incentive stock options granted under the Plan shall comply in all respects with applicable law, including Code Section 422, and shall include the following additional requirements.

     (i) Grant Date. An incentive stock option must be granted within ten (10) years of the earlier of the Plan’s adoption by the Board of Directors or approval by the Corporation’s shareholders.

     (ii) Exercise Price and Term. The exercise price of an incentive stock option shall not be less than 100% of the fair market value of the shares on the date the stock option is granted and the term of the stock option shall not exceed ten years. Also, the exercise price of any incentive stock option granted to a grantee who owns (within the meaning of Section 422(b)(5) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Corporation or any parent or subsidiary corporations (within the meaning of Sections 422 and 424 of the Code) shall be not less than 110% of the fair market value of the Common Stock on the grant date and the term of such stock option shall not exceed five (5) years.

     (iii) Maximum Grant. The aggregate fair market value (determined as of the Date of Grant) of shares of Common Stock with respect to which all incentive stock options first become exercisable by any Grantee in any calendar year under this or any other plan of the Corporation and its parent and subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate fair market value shall exceed $100,000, or other applicable amount, such stock options shall be treated as nonqualified stock options. In such case, the Corporation may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of an incentive stock option by issuing a separate certificate for such shares and identifying the certificate as incentive stock option shares in the stock transfer records of the Corporation.

     (iv) Grantee. Incentive stock options shall only be issued to employees of the Corporation, or of a parent or subsidiary of the Corporation.

     (v) Designation. No stock option shall be an incentive stock option unless so designated by the Committee at the time of grant or in the Stock Option Agreement evidencing such stock option.

     4. Exercise Price. A Grantee of a stock option granted under this Plan may purchase up to the number of shares subject to the option at a purchase price of no less than the fair market value of such shares determined on the date of grant of the option. For purposes of the Plan, the fair market value of a share of Common Stock shall be determined in a manner such as the Board of Directors, acting upon the recommendation of the Committee, in good faith decides is appropriate taking into account such factors as whether the shares are publicly traded on an established securities exchange, the latest price paid for such shares in an arms length transaction, the gross revenues and net profit, if any, for the most recent fiscal period of the Corporation, the book value of the Corporation and recommendations made through consultation with outside professionals.

     5. Exercise of Option. A Grantee’s right to exercise his or her stock option shall be subject to all of the terms and conditions of the Plan and the terms and conditions of the Stock Option Agreement that will be entered into between the Grantee and the Corporation. Said Stock Option Agreement shall contain such provisions as may be determined by the Board, acting upon recommendation of the Committee, consistent with the terms of the Plan, and shall provide that options shall be exercised in the following manner:

A. Time of Exercise. A stock option granted under this Plan may be exercised (prior to expiration or termination as provided below) in accordance with the vesting schedule provided in the respective Stock Option Agreement, which vesting schedule is recommended by the Committee subject to the approval of the Board. Options may be exercised in any amount up to the amount eligible for exercise. However, unless terminated earlier below, all options granted under this Plan will expire no later than ten (10) years after the date granted and the unvested portion of an option will terminate on the date of Grantee’s termination of employment or service with the Corporation and its Subsidiaries.

B. Method of Exercise. The options shall be exercised by written notice as directed by the Committee, at the Corporation’s principal place of business, accompanied by full payment of the option exercise price for the number of shares specified and paid for. The exercise price shall be paid in cash or, within the discretion of the Committee subject to approval by the Board, with shares of the Corporation’s Common Stock (including shares that would otherwise be issued as a result of the option exercise) having fair market value on the exercise date equal to the exercise price. The Corporation shall make immediate delivery of such shares under the terms of the Stock Option Agreement, provided that if any law or regulation requires the Corporation to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. While nothing under the Plan shall be construed in a manner to require the Corporation to register its Common Stock or this Plan pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or any state securities act, it is anticipated that the Corporation will, when the Board deems it appropriate, register its Common Stock or this Plan pursuant to the Securities Act. The Corporation shall have no obligation to issue shares pursuant to the exercise of any option if the Board determines that such issuance will not be in compliance with all applicable rules, regulations, and federal and state laws.

C. Termination of Option. Unless otherwise provided by the Committee in connection with making or amending an option grant, the options, to the extent not previously exercised, shall terminate upon the termination of the Grantee’s employment or service with the Corporation and its Subsidiaries for cause, twelve (12) months after termination of employment or service due to the death or incapacity of the Grantee or three (3) months following the Grantee’s termination of employment or service with the Corporation and its Subsidiaries for any other reason (including, without limiting the generality of the foregoing, the voluntary termination by the Grantee, or the involuntary termination of the Grantee without cause). Whether cause existed for a Grantee’s involuntary termination of employment or service with the Corporation and its Subsidiaries shall be determined in the sole discretion of the Committee subject to approval by the Board.

6. Capital Adjustment Due to Reorganization and Other Events.

A. If and to the extent that the number of issued shares of Common Stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, reorganization, distribution of a dividend payable in stock, or the like, the shares available under the Plan, number of shares subject to an option and the option exercise price per share hereunder shall be proportionately adjusted.

B. In the event of the sale or exchange of substantially all of the Corporation’s assets or over fifty percent of the Corporation’s outstanding Common Stock to another entity or person or the reorganization, consolidation or merger of the Corporation with another corporation (a “Change of Control”), the Board, acting upon recommendation from the Committee, shall be entitled to take such action as it deems to be appropriate and equitable to effectuate the purposes of the Plan and to protect grantees of options under the Plan. Such actions may include, but without limitation, one or more of the following: (i) acceleration or change of the exercise dates and termination dates of any option to require that exercise be made, if at all, prior to the Change of Control; (ii) cancellation of any option upon payment to the holder in cash of the fair market value of the Common Stock subject to such option as of the date of (and, to the extent applicable, as established for purposes of) the Change of Control, less the aggregate exercise price of the stock option; and (iii) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to Common Stock of the Corporation, arrangements to have the Grantee receive, in substitution for options for the Corporation’s stock options with respect to shares of such other corporation in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of subsection (iii) of the preceding sentence, the excess of the fair market value of the Corporation’s shares subject to the old option over the aggregate option exercise price of such shares shall not be more than the excess of the fair market value of the other corporation’s shares subject to the new option over the aggregate exercise price of such sales, and the substitution of the new option for the old option shall not give the Grantee additional benefits which he did not have under the old option, or deprive him of benefits which he had under the old option.

     7. Rights Prior to Exercise of Option. The Grantee shall have no rights as a stockholder of the Corporation with respect to the option shares until payment of the option price and delivery to him or her of such shares. The options granted under this Plan shall be nontransferable by the Grantee other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Grantee only by the Grantee or any guardian or legal representative of the Grantee. Notwithstanding the above, within the discretion of the Committee, nonqualified stock options may be transferred, by gift to, or in trust for the benefit of, the Grantee, or the Grantee’s spouse, parent or parents, or any direct descendant or descendants. In case of any such transfer by gift, the donor or donors shall receive and hold such options subject to the restrictions on encumbrances and disposition set forth in the Plan and the Stock Option Agreement.

     8. Effective Date. This Plan shall be effective as of March 24, 1999, and the restatement of the Plan shall be effective March 25, 2003, provided it is approved by a majority of the shareholders of the Corporation within 12 months before or after such date.

     9. Amendment or Termination of Plan. The Board of Directors reserves the right to terminate the Plan or revise or amend the Plan at any time or times in any such manner as it deems appropriate to best serve the needs and interests of the Corporation and its shareholders or to bring the Plan into compliance or to maintain the Plan in compliance with applicable law. However, the Plan may not be revised or amended without the approval of a majority of the Corporation’s shareholders to increase the number of shares which may be subject to options under the Plan or as otherwise required by law or any applicable rule or regulation of any regulatory body which is applicable to the Corporation and the Plan including without limitation Code Section 422. Notwithstanding the foregoing, no such termination or amendment shall, without the Grantee’s consent, change or impair any of the rights or obligations of the Grantee under any options previously granted to the Grantee, or with respect to any common shares acquired by the Grantee as the result of the exercise of any of the options granted under the Plan.

     10. Termination of Employment or Service. Nothing in the Plan or in any Stock Option Agreement thereunder shall confer any right on any Grantee to continue in the employment or service of the Corporation in any capacity or shall interfere in any way with the right of the Corporation to terminate the employment or service of a Grantee at any time.

     11. Non-Uniform Discriminations. The Committee’s determinations under the Plan (including without limitation determinations of the persons to receive options, the form, amount and timing of such options, the terms and provisions of such options and the Stock Option Agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, options under the Plan, whether or not such persons are similarly situated.

     12. Securities Laws. The Corporation may require that a Grantee, as a condition to exercise of an option, and as a condition to the delivery of any share certificate, provide to the Corporation, at the time of each such exercise and each such delivery, a written representation that the shares of Common Stock being acquired shall be acquired by the Grantee solely for investment and will not be sold or transferred without registration or the availability of an exemption from registration under the Securities Act and applicable state securities laws. The Corporation may also require that a Grantee submit other written representations which will permit the Corporation to comply with federal and applicable state securities laws to connection with the issuance of the Common Stock, including representations as to the knowledge and experience in financial and business matters of the Grantee and the Grantee’s ability to bear the economic risk of the Grantee’s investment. The Corporation may require that the Grantee obtain a “purchaser representative” as that term is defined in applicable federal and state securities laws. The stock certificates for any shares of Common Stock issued pursuant to this Plan may bear a legend restricting transferability of the shares of Common Stock unless such shares are registered or an exemption from registration is available under the Securities Act and applicable state securities laws.

     13. Articles and Bylaws. This Plan is subject to the Articles and By-Laws of the Corporation, as they may be amended from time to time.

     14. Tax Withholding. The Corporation shall have the power and the right to deduct or withhold from any compensation or other payment of any kind (including withholding the issuance of shares of Common Stock) due Grantee, and the Corporation, the Board or the Committee may require a participant in the Plan to remit to the Corporation or any Subsidiary, an amount sufficient to satisfy Federal, State and local taxes (including the Grantee’s FICA or other employment tax obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan. If the Grantee does not make any such required payment when requested, the Corporation may refuse to issue any stock certificate under the Plan until arrangements satisfactory to the Corporation, the Board or the Committee for such payment have been made.

     15. Substitute Agreements. All options granted by Alliance Bank Corporation prior to July 26, 2002 under the Plan for shares of the common stock of Alliance Bank Corporation shall be automatically converted to options for an equivalent number of shares of Common Stock (adjusted both as to number and exercise price to the extent appropriate pursuant to Section 6). Substitute Stock Option Agreements may be provided by the Committee to such option holders.

     16. Virginia Law. This Plan shall be interpreted under and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent preempted by federal law, which to such extent shall govern.

     THIS PLAN, as amended and restated effective March 23, 2003 and as further amended herein, is adopted and ratified by action of the Board of Directors at a meeting held at the Reston Banking Office on April 27, 2005.

☑ Please mark votes as in this example.

FORM OF REVOCABLE PROXY

ALLIANCE BANKSHARES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
June 22, 2005

This Proxy is solicited on behalf of the Board of Directors.

     The undersigned shareholder of Alliance Bankshares Corporation (Bankshares) hereby appoints William M. Drohan and Harvey E. Johnson, Jr., jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of Bankshares standing in the name of the undersigned as of May 16, 2005 at the Annual Meeting of Shareholders to be held Thursday, June 22, 2005, at 2:00 p.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia, or any adjournment thereof, on each of the following matters:

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Proposal One, FOR approval of Proposal Two and FOR approval of Proposal Three. If any other matter shall be brought before the meeting under Proposal Four, the shares represented by this proxy will be voted by the proxy agents in accordance with their best judgment.

PROPOSAL ONE. To elect three Class C directors to serve until the 2008 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

Class B Nominees:
Lawrence N. Grant
Serina Moy
Thomas A. Young, Jr.

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line provided below.)

PROPOSAL TWO. To ratify the appointment of Yount, Hyde & Barbour, P.C., as independent accountants for the fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN

PROPOSAL THREE. To approve an amendment to the Alliance Bankshares Corporation Stock Option Plan to authorize an additional 150,000 shares for issuance under the Plan.

FOR	AGAINST	ABSTAIN

PROPOSAL FOUR. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please be sure to sign and date this Proxy in the box below.

Signature	Date	, 2005

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please check this box if you plan to attend the meeting. ☐

Detach above card, sign, date and mail in postage paid envelope provided.

ALLIANCE BANKSHARES CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE AND MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.